Exhibit 99.1

  Identix Takes Actions to Reduce Expected Future Expense Related to
             Required Adoption FASB Statement No. 123(R)

    MINNETONKA, Minn.--(BUSINESS WIRE)--July 7, 2005--Identix Incorporated (Nasdaq:IDNX), the world's leading multi-biometrics security technology company, said that in light of new accounting regulations that took effect for the Company on July 1, 2005, the Company accelerated the vesting of certain unvested stock options awarded to employees, officers and other eligible participants under the Company's various stock option plans, other than its Non-Employee Director Stock Option Plan. The Company's Board of Directors approved the accelerated vesting of stock options held by current employees and officers that were both unvested and "out-of-the-money" (with exercise prices greater than $5.03, the closing sales price of Identix' common stock on the Nasdaq National Market on June 30, 2005). As a result of this vesting acceleration, options to purchase approximately 2.3 million shares of Identix common stock have become fully vested, including approximately 881,000 options held by executive officers. Of these 2.3 million options, approximately 36% were scheduled to vest over the next 18 months.
    The Board took the action in the strong belief that it is in the best interest of shareholders as the primary purpose of the vesting acceleration is to minimize future compensation expense associated with the accelerated options upon the Company's planned adoption of FASB Statement No. 123(R), "Share-Based Payment," effective for fiscal periods beginning after June 15, 2005. The Company believes that the vesting acceleration will reduce the Company's aggregate compensation expense in fiscal year 2006 beginning July 1, 2005 by approximately $2.5 million, and reduce such expense by approximately $4.6 million over the remaining vesting period of the options. The Company also believes that since the accelerated options were "out-of-the-money," the acceleration may have a positive effect on employee morale and perception of option value.
    In order to avoid any perception of unintended personal benefits, the Board imposed restrictions on the Company's executive officers, namely its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and Chief Legal Officer. These restrictions prevent the selling of any shares acquired by an executive officer upon the exercise of accelerated options (except as necessary to cover the exercise price and satisfy withholding taxes) until the date on which such options would have vested under their original vesting schedule, or if earlier, the individual's last day of employment of the Company. Additionally no vesting of acceleration of any stock options was received by Company's outside Board members.
    Identix Chairman Milton E. Cooper commented, "We believe that the accelerated vesting of these underwater options is in the best interest of the company and its shareholders, as this action will avoid a significant non-cash compensation expense in future periods."

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to the Company's expectations regarding the impact of the accelerated vesting of options on its financial results in future periods and employee morale, retention and perception. Important factors that may affect such forward-looking statements include, without limitation: the possibility that FASB Statement No. 123R ("FAS 123R") could be changed, amended or interpreted in a manner that would change the Company's current assessment of the effects of the adoption of FAS 123R on the acceleration of the vesting of stock options and the final results of the closing of the Company's books for future financial periods; as well as other risks detailed in Identix' filings with the Securities and Exchange Commission.

    CONTACT: Identix Incorporated, Minnetonka
             Damon Wright, 952-979-8485
             damon.wright@identix.com